Exhibit 4.3
Description Of Capital Stock
General

The following is a description of the capital stock of Warby Parker Inc. (the “Company,” “we,” “us” or “our”) and certain provisions of our Twelfth Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), our Amended and Restated Bylaws, (as amended from time to time, the “Bylaws”), the Eighth Amended and Restated Investors’ Rights Agreement, dated as of August 12, 2020 (the “Investors’ Rights Agreement”), by and the among the Company and certain stockholders party thereto, and the relevant provisions of General Corporation Law of the State of Delaware (“DGCL”). The descriptions herein are qualified in their entirety by our Certificate of Incorporation and Bylaws, the Investors’ Rights Agreement, as well as the relevant provisions of DGCL. Our Certificate of Incorporation authorizes capital stock consisting of:
•750,000,000 shares are designated as Class A common stock;
•150,000,000 shares are designated as Class B common stock;
•150,000,000 shares are designated as Class C common stock; and
•50,000,000 shares are designated as preferred stock.
As of December 31, 2021, the Company had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock.
We have no shares of Class C common stock or preferred stock issued and outstanding. The following summary describes the material provisions of our capital stock.

Common Stock
All issued and outstanding shares of our Class A common stock, Class B common stock and Class C common stock are duly authorized, validly issued, fully paid, and non-assessable. All authorized but unissued shares of our Class A common stock, Class B common stock and Class C common stock are available for issuance by our board of directors without any further stockholder action, except as required by the listing standards of the New York Stock Exchange (“NYSE”). Our Certificate of Incorporation provides that, except with respect to voting rights and conversion rights, the Class A common stock, Class B common stock and Class C common stock are treated equally and identically.
The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Voting Rights
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to ten votes for each share held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are not entitled to vote on any matter submitted to a vote of the stockholders of the Company, except as expressly required by applicable law or regulation. The holders of our Class B common stock must maintain 65.9% of the total outstanding shares of Class B common stock to continue to control the outcome of matters submitted to stockholders for approval. The holders of our Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law would permit holders of Class A common stock to vote separately, as a single class, if we were to change the par value of the Class A common stock or amend our certificate of incorporation to alter the powers, preferences, or special rights of the Class A common stock in a way that would adversely affect the holders of our Class A common stock.
As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our Certificate of Incorporation. For example, if a proposed amendment of our Certificate of Incorporation provided for the Class A common stock to rank junior to the Class B common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our Certificate of Incorporation.
Our Certificate of Incorporation provides that the number of authorized shares of preferred stock, Class A common stock, Class B common stock and Class C common stock, may be increased or decreased (but not below the number of shares of preferred stock, Class A common stock, Class B common stock and Class C common stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting power of all of our outstanding common stock, voting together as a single class without a separate vote of the holders of shares of

|US-DOCS\130534605.2||

preferred stock, Class A common stock, Class B common stock or Class C common stock. As a result, the holders of a majority of the outstanding Class B common stock can approve an increase or decrease in the number of authorized shares of Class A common stock without a separate vote of the holders of Class A common stock. This could allow us to increase and issue additional shares of Class A common stock beyond what is authorized in our Certificate of Incorporation without the consent of the holders of our Class A common stock.
Our Certificate of Incorporation does not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Class A common stock, Class B common stock and Class C common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the net assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Right to Receive Liquidation Distributions
In the event of our liquidation, dissolution, or winding up, the holders of Class A common stock, Class B common stock and Class C common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding.
Subdivisions and Combinations
If we subdivide or combine in any manner outstanding shares of Class A common stock, Class B common stock or Class C common stock, the outstanding shares of the other class will be subdivided or combined in the same manner.
Conversion
Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, except for certain permitted transfers described in our Certificate of Incorporation, including transfers to (i) affiliates of a co-founder (i.e., persons or entities directly or indirectly controlling, controlled by or under common control with such co-founder), (ii) trusts controlled directly or indirectly by a co-founder that are solely for the benefit of a co-founder or their family members or a corporation, partnership or limited liability company directly or indirectly controlled by a co-founder and exclusively owned by such co-founder or his family members, which trusts or other entities were established for bona fide estate planning purposes and (iii) a private foundation or similar entity established by a co-founder or such co-founder’s family members and controlled directly or indirectly by him (collectively with respect to each co-founder, a “Permitted Ownership Group”).
All outstanding shares of our Class B common stock will automatically convert into shares of Class A common stock on a one-for-one basis upon the date that is the earlier of (i) transfer of Class B common stock to a person or entity that is not in the transferor’s Permitted Ownership Group, (ii) October 1, 2031, (iii) with respect to any Class B common stock held by any person or entity in Neil Blumenthal’s Permitted Ownership Group, (A) such time as Neil Blumenthal is removed or resigns from the board of directors, or otherwise ceases to serve as a director, (B) such time as Neil Blumenthal ceases to be either an employee, officer or consultant of the Company or any of its subsidiaries, or (C) the date that is 12 months after the death or disability of Neil Blumenthal, and (iv) with respect to any Class B common stock held by any person or entity in Dave Gilboa’s Permitted Ownership Group, (A) such time as Dave Gilboa is removed or resigns from the board of directors, or otherwise ceases to serve as a director, (B) such time as Dave Gilboa ceases to be either an employee, officer or consultant of the Company or any of its subsidiaries, or (C) the date that is 12 months after the death or disability of Dave Gilboa.
Other Matters
The Class A and Class B common stock have no preemptive rights pursuant to the terms of our Certificate of Incorporation and our Bylaws. There are no redemption or sinking fund provisions applicable to the Class A and Class B common stock.
Class C Common Stock
No shares of our Class C common stock are issued or outstanding. Unless required by law or any stock exchange, the authorized shares of Class C common stock will be available for issuance without further action by the holders of our Class A common stock and Class B common stock. We have no current plans to issue any shares of Class C common stock in the future. However, we may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, dividends and equity incentives to our employees, consultants and directors, and the Class C common stock provides us with the flexibility to do so without diluting the existing voting power of our outstanding Class A common stock and Class B common stock. Because the Class C common stock carries no voting rights, is not convertible into any other capital stock, and is not listed for trading on an exchange or registered for sale with the SEC, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class

C common stock for trading and register shares of Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights, if we issue shares of Class C common stock in the future, the holders of our Class B common stock may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions.
Preferred Stock
No shares of preferred stock are issued or outstanding. Our Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors has the discretion to determine, without stockholder approval and with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation: the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting powers, rights and terms of redemption, the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of preferred stock and the number of shares constituting any such series, and the designation thereof.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plan for the issuance of any shares of preferred stock.
Registration Rights
The Investors’ Rights Agreement to which we are party provides that certain holders of our capital stock have certain registration rights as set forth below. The registration of shares of our capital stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act of 1933, as amended (the “Securities Act”), when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form S-3 registrations described below.
The demand, piggyback, and Form S-3 registration rights described below will expire five years after the listing of our Class A common stock on the NYSE, or with respect to any particular stockholder, such time that such stockholder can sell all of its shares entitled to registration rights under Rule 144 of the Securities Act during any 90-day period.

Demand Registration Rights
Subject to certain exceptions, upon election by the requisite holders, certain holders of our Class A common stock and Class B common stock are entitled to certain demand registration rights. Certain holders of these shares may request that we register all or a portion of the registrable shares. We are obligated to effect only two such registrations. Such request for registration must cover at least 20% of such shares or such lesser amount as would have an anticipated aggregate offering price, net of selling expenses, in excess of $15 million.
Piggyback Registration Rights
In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain holders our Class A common stock and Class B common stock are entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration relating to (i) a demand registration, (ii) the issuance of securities by us or by a subsidiary pursuant to a stock option, stock purchase, or similar plan, (iii) a Securities and Exchange Commission Rule 145 transaction, (iv) a registration on any form that does not include substantially the same information as would be required to be included in a piggyback registration, or (v) a registration in which the only stock being registered is stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration.
Form S-3 Registration Rights
Certain holders of our Class A common stock and our Class B common stock are entitled to certain Form S-3 registration rights. The holders of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the anticipated aggregate price of the shares offered, net of any underwriters’ discounts or commissions, would equal or exceed $1.0 million. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to shares of unissued preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Staggered Board
Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our Certificate of Incorporation provides that members of our board of directors may be removed from office only for cause by an affirmative vote of the holders of at least two-thirds of the voting power of all of our outstanding stock entitled to vote generally in the election of directors.

Board Vacancies and Board Size
Our Certificate of Incorporation and Bylaws provide that any vacant directorships, including newly created directorships, may only be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director and the number of directors constituting the full board of directors will be permitted to be set only by a resolution of the board of directors.
Special Stockholder Meetings
Our Bylaws further provide that special meetings of our stockholders may be called only by a chairperson or co-chairperson of the board of directors or pursuant to a resolution adopted by a majority of the total number of authorized directors.
Elimination of Stockholder Action by Consent
Our Certificate of Incorporation eliminates the right of stockholders to act by consent without a meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Stockholders Not Entitled to Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.
Amendment of Bylaws Provisions
Our Bylaws permit the board of directors to amend our Bylaws without stockholder consent.
Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a person deemed to be an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person become an interested stockholder unless: (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder); or (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Public Benefit Corporation Status
We are a public benefit corporation under subchapter XV of the DGCL.
As a public benefit corporation, our board of directors is required by the DGCL to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and the specific public benefits identified in our Certificate of Incorporation. We are also required to assess our benefit performance internally and to disclose to stockholders at least biennially a report that details our promotion of the public benefits identified in our Certificate of Incorporation and of the best interests of those materially affected by our conduct. We expect that our board of directors will measure our benefit performance against the objectives and standards proposed by the Company and approved by the board of directors. When determining the objectives and standards by which our board of directors will measure our public benefit performance, our board of directors will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of our business on the communities in which we operate, and society and the environment, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii) transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.
Under the DGCL, our stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of our outstanding shares or, upon our listing, the lesser of such percentage or shares of at least $2 million in market value.
Exclusive Venue
Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery is the sole and exclusive forum for: (a) any derivative action, suit, or proceeding brought on our behalf; (b) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers or other employees or stockholder to us or to our stockholders, creditors or other constituents; (c) any action, suit, or proceeding asserting a claim arising pursuant to the DGCL, our Certificate of Incorporation or Bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (d) any action, suit, or proceeding asserting a claim governed by the internal affairs doctrine, unless the Court of Chancery does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Amendment of Certificate of Incorporation or Bylaws
Our Certificate of Incorporation requires the approval of the holders of at least two-thirds in the voting power of the outstanding shares of our capital stock, voting together as a single class, in order to amend certain provisions, including those relating to removal of directors, our authorized capital stock, voting rights, exculpation, exclusive forum, and the prohibition on stockholder action by written consent. Our Bylaws provide that the approval of the holders of at least two-thirds in the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, is required for stockholders to amend or adopt any provision of our Bylaws.

The provisions of Delaware law, our Certificate of Incorporation, and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York, 11219.
Exchange Listing
Our Class A common stock is currently listed on the NYSE under the symbol “WRBY.”